UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 30, 2006

NORTH POINTE HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Michigan	000-51530	38-3615047

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28819 Franklin Road, Southfield, Michigan	48034

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(248) 358-1171

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communication pursuant to Rule 425 under the Securities Act.
☐      Soliciting material pursuant to Rule 14a-2 under the Exchange Act.
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Section 1 — Registrant’s Business and Operations
     Item 1.01 — Entry into a Material Definitive Agreement
     On June 30, 2006, North Pointe Holdings Corporation (the “Company”) and Comerica Bank, as agent (“Comerica”), entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”), which replaced a previous Amended Credit Agreement between the parties dated as of January 26, 2004, the term of which was set to expire on July 1, 2006.
     The Credit Agreement provides for a revolving credit line in the aggregate amount of $25,000,000. The obligations under the Credit Agreement are unconditionally guaranteed by certain of the Company’s subsidiaries.
Section 2 — Financial Information
      Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     As discussed in Item 1.01 above, on June 30, 2006, the Company entered into the Credit Agreement with Comerica. The Credit Agreement provides for a revolving credit line in the maximum principal amount of $25,000,000.
     Borrowings under the revolving credit facility bear interest at a floating rate equal to either (1) a Eurodollar rate equal to a stated margin of 1.25% plus the interest rate certain of Comerica’s lending offices offer on deposits to prime banks in the eurodollar market (the “Eurodollar-based Rate”), (2) a prime-based rate based upon Comerica’s prime rate of interest (the “Prime-based Rate”), or (3) the rate quoted by Comerica Bank with regard to certain swing line advances under the Credit Agreement (the “Quoted Rate”). Interest on Eurodollar-based Rate advances and Quoted Rate advances is payable on the last day of the interest period applicable thereto. Interest on Prime-based Rate advances is payable quarterly in arrears. The full amount borrowed under the Credit Agreement will mature on June 30, 2009.
     The Credit Agreement provides that Comerica will issue or commit to issue, subject to the same borrowing base as used for the revolving credit line, standby and commercial letters of credit for the account of the Company in aggregate undrawn amounts of up to $5,000,000. The amount of any outstanding letters of credit issued or committed to be issued by Comerica will reduce, dollar for dollar, the aggregate amount available under the revolving credit line.
     The borrowings under the Credit Agreement are required to be used to finance certain permitted acquisitions and to fund working capital needs of the Company. The obligations under the Credit Agreement are unconditionally guaranteed by certain of the Company’s subsidiaries, and are secured by (1) a pledge by the Company of 100% of the issued and outstanding stock of certain subsidiaries of the Company, and (2) a security interest in substantially all of the tangible and intangible assets of certain subsidiaries of the Company.
     The Credit Agreement requires that the Company comply with various financial and other covenants, including requirements that it maintain an A.M Best rating of no less than “B+”

for certain of its insurance company subsidiaries, that there shall be no more than four IRIS calculations that result in unusual values at each fiscal year end, and that the Company maintain the following financial ratios for each insurance company subsidiary:
     • adjusted capital and surplus in excess of 215% of authorized control level risk-based capital as of each fiscal year end; and
     • a ratio of net premiums written to statutory capital and surplus of not more than 4.0 to 1.0 in the case of North Pointe Casualty Insurance Company and Home Pointe Insurance Company, and 2.5 to 1.0 in the case of North Pointe Insurance Company; and
     • and a ratio of gross premiums written to statutory surplus of not more than 10.0 to 1.0 in the case of North Pointe Casualty Insurance Company and Home Pointe Insurance Company, and 3.0 to 1.0 in the case of North Pointe Insurance Company.
     The Credit Agreement contains negative covenants restricting the Company’s ability to, among other things, enter into a merger or consolidation, sell, lease or otherwise dispose of its assets, acquire the stock or assets of another entity or declare or pay any dividends, guaranty the obligations of a third party, incur indebtedness, and make certain investments. In addition, the Credit Agreement contains customary events of default, including, but not limited to, non-payment of amounts due, breach of representations, warranties or covenants under the Credit Agreement or the documents pertaining thereto, cross-default provisions relating to other indebtedness obligations, certain changes in control or other certain material adverse changes. Upon the occurrence of an event of default, the amounts due outstanding under the Credit Agreement may be accelerated and may become immediately due and payable.
     Item 7.01. Regulation FD Disclosure.
     On June 30, 2006, the Company issued a press release announcing that it entered into the Credit Agreement with Comerica. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K. The information furnished pursuant to this Item 7.01, including the exhibit, shall not be deemed to be incorporated by reference into any of North Pointe Holdings Corporation’s filings with the SEC under the Securities Act of 1933, except as shall be expressly set forth by specific reference in any such filing, and shall not be deemed to be “filed” with the SEC under the Securities Exchange Act of 1934.
     Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits.
     Exhibit 99.1 — Press release dated June 30, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 6, 2006	NORTH POINTE HOLDINGS CORPORATION
(Registrant)

	By:	/s/ James G. Petcoff
James G. Petcoff

Its:	Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 99.1	Press release dated June 30, 2006

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